================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)



                               SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


  COMMON STOCK, PAR VALUE $0.10 PER SHARE                      786484105
--------------------------------------------------------------------------------
      (TITLE OF CLASS OF SECURITIES)                         (CUSIP NUMBER)


                                 March 31, 1998
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_]   Rule 13d-1(b)
            [x]   Rule 13d-1(c)
            [_]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

================================================================================


NYFS01...:\01\47201\0001\2011\SCH4078M.39A

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          G INDUSTRIES CORP.

                  S.S. OR I.R.S. IDENTIFICATION NO. OF
                  ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE                 DELAWARE
                  OR ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             174,850
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        174,850

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                174,850
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    0.3%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------

       1          NAME OF REPORTING PERSON             G-I HOLDINGS INC.


                  S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             174,850
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        174,850

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY
                  OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW:                        0.3%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSON:           BUILDING MATERIALS CORPORATION OF AMERICA

                  S.S. OR I.R.S. IDENTIFICATION NO. OF
                  ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               174,850
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             0
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          174,850
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        0

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                174,850
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    0.3%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          GAF BUILDING MATERIALS CORPORATION

                  S.S. OR I.R.S. IDENTIFICATION NO. OF
                  ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE                 DELAWARE
                  OR ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             174,850
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        174,850

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                174,850
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    0.3%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          GAF CORPORATION

                  S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             174,850
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        174,850

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                174,850
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0.3%
-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------


-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          ISP HOLDINGS INC.

                  S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               151,250
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             647,800
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          151,250
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        647,800

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                799,050
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     1.3%
-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          INTERNATIONAL SPECIALTY PRODUCTS INC.

                  S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             647,800
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        647,800

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                647,800
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    1.1%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          ISP INVESTMENTS INC.

                  S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              DELAWARE
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               647,800
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             0
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          647,800
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        0

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                647,800
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    1.1%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            CO

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          SAMUEL J. HEYMAN

                  S.S. OR I.R.S. IDENTIFICATION NO. OF
                  ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              USA
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               0
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             3,069,400
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          0
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        3,069,400

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                3,069,400
                  OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    5.1%

-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            IN

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          HEYMAN INVESTMENT ASSOCIATES

                  S.S. OR I.R.S. IDENTIFICATION NO. OF
                  ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF                    CONNECTICUT
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               2,058,500
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             0
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          2,058,500
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        0

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                2,058,500
                  OWNED BY REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     3.4%
-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            PN

-------------------------------------------------------------------------------------------------------

------------------------------------------------------
CUSIP No.               786484105                       13G
------------------------------------------------------

-------------------------------------------------------------------------------------------------------
       1          NAMES OF REPORTING PERSONS:          THE ANNETTE HEYMAN FOUNDATION INC.

                  S.S. OR IRS IDENTIFICATION NO.
                  OF ABOVE PERSON:
-------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                        (A) [_]
                                                                                           (B) [X]
-------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

-------------------------------------------------------------------------------------------------------
       4          CITIZENSHIP OR PLACE OF              CONNECTICUT
                  ORGANIZATION:

-------------------------------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER:               37,000
        SHARES
                       --------------------------------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER:             0
       OWNED BY
                       --------------------------------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER:          37,000
       REPORTING
                       --------------------------------------------------------------------------------
     PERSON WITH         8    SHARED DISPOSITIVE POWER:        0

-------------------------------------------------------------------------------------------------------
       9          AGGREGATE AMOUNT BENEFICIALLY                37,000
                  OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------------------
       10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                      [_]
                  CERTAIN SHARES:

-------------------------------------------------------------------------------------------------------
       11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                    LESS THAN
                                                                                        0.1%
-------------------------------------------------------------------------------------------------------
       12         TYPE OF REPORTING PERSON:            OO

-------------------------------------------------------------------------------------------------------

ITEM 1

     (a)   NAME OF ISSUER:

           Safety-Kleen Corp.

     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           One Brinckman Way
           Elgin, IL  60123

ITEM 2

     (a)   NAME OF PERSON FILING:

           (i)    G Industries Corp.
           (ii)   G-I Holdings Inc.
           (iii)  Building Materials Corporation of America
           (iv)   GAF Building Materials Corporation
           (v)    GAF Corporation
           (vi)   ISP Holdings Inc.
           (vii)  International Specialty Products Inc.
           (viii) ISP Investments Inc.
           (ix)   Samuel J. Heyman
           (x)    Heyman Investment Associates
           (xi)   The Annette Heyman Foundation Inc.

     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business office of each of the filing persons listed in
Item 2(a) is as follows:

           The principal business office of Samuel J. Heyman, GAF Corporation, GAF Building Materials Corporation and Building Materials Corporation of America is 1361 Alps Road, Wayne, New Jersey 07470.

           The principal business office of ISP Holdings Inc., G-I Holdings Inc., G Industries Corp., International Specialty Products Inc. and ISP Investments Inc. is 818 Washington Street, Wilmington, Delaware 19801.

           The principal business office of Heyman Investment Associates and The Annette Heyman Foundation is 333 Post Road West, Westport, Connecticut 06881.

     (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [ ] An investment adviser in accordance with ss.
240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to ss. 240.13d-1(c), check this box [x].

ITEM 4     OWNERSHIP.

           For information concerning the (a) number of shares beneficially owned by each filing person; (b) percent of class of shares such number represents; (c) number of shares to which such person has (i) sole voting power,
(ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 482,735 shares of common stock of the Issuer beneficially owned by ISP Investments Inc.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           See Schedule A hereto.

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.


ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10    CERTIFICATION.

           By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

           After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


April 9, 1998



G Industries Corp.
G-I Holdings Inc.
Building Materials Corporation of America
GAF Building Materials Corporation
GAF Corporation
ISP Holdings Inc.
International Specialty Products Inc.
ISP Investments Inc.

By:  /s/ Richard A. Weinberg
    ---------------------------------
     Richard A. Weinberg
     Senior Vice President and
     General Counsel


/s/ Samuel J. Heyman
---------------------------------
Samuel J. Heyman



Heyman Investment Associates

By:  /s/ James R. Mazzeo
    ---------------------------------
     James R. Mazzeo
     Treasurer


The Annette Heyman Foundation Inc.

By:  /s/ James R. Mazzeo
    ---------------------------------
     James R. Mazzeo
     Treasurer

                                 SCHEDULE A


           GAF Corporation owns 100% of the outstanding common stock of G-I Holdings Inc. which, in turn, owns 100% of the outstanding common stock of G Industries Corp. G Industries owns 100% of the outstanding common stock of GAF Building Materials Corporation, which, in turn, owns 100% of the outstanding common stock of Building Materials Corporation of America.

           ISP Holdings Inc. owns approximately 84% of the outstanding common stock of International Specialty Products Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.